Exhibit 4.1.1

NO. QHA-    AMENDMENT

AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to Purchase Common Stock (this “Amendment”) dated as of April 4, 2014, is made by and between Q Therapeutics, Inc. (formerly Q Holdings, Inc.), a Delaware corporation (the “Company”), and             , (the “Warrant Holder”), and it hereby amends that certain Warrant to Purchase Common Stock of the Company (the “Existing Warrant”) originally issued October 13, 2011, No. QHA-    .

WHEREAS, the Warrant Holder is the holder of certain Promissory Notes dated             in the principal amounts of $            , respectively (the “Notes”).

WHEREAS, the Company desires to extend the Maturity Date under each of the Notes for an additional 180 days and in accordance with the terms of the Notes the Company is required to pay an extension fee in order to extend the Maturity Date of each of the Notes.

WHEREAS, Warrant Holder has agreed to forego payment of the extension fees on each of the Notes in consideration of Company entering into this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein, and the benefits to be derived by each party hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Warrant Holder, intending to be legally bound, hereby agree to amend the Existing Warrant, as previously amended, as set forth below and hereby agree as follows:

AGREEMENT:

Section 1 Amendment. Paragraph 6 Call Right of the Existing Warrant is hereby deleted in its entirety and the words “INTENTIONALLY OMITTED” are inserted in place thereof.

Section 2 No Further Amendments. Except as expressly amended hereby, the Existing Warrant is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

Section 3 Effect of Amendment. This Amendment shall form a part of the Existing Warrant for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Existing Warrant shall be deemed a reference to the Existing Warrant as amended hereby.

Section 4 Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 5 Counterparts; Facsimiles. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A facsimile or other electronically transmitted signature on this Amendment is as valid as an original signature.

Section 6 Governing Law. This Amendment and the rights and duties of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company and Warrant Holder have caused this Amendment warrant to Purchase Common Stock to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:	WARRANT HOLDER:

Q THERAPEUTICS, INC.	[ ]

By:	By:
Name: Deborah A. Eppstein, PhD	Name:
Title: President and CEO	Title: